UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2025

Cassava Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41905	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6801 N Capital of Texas Highway, Building 1; Suite 300
Austin, Texas 78731
(Address of principal executive offices, including zip code)

(512) 501-2444
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Executives

On April 15, 2025, James W. Kupiec, M.D. informed Cassava Sciences, Inc. (the “Company”) of his intent to retire and tendered his resignation as the Company’s Chief Medical Officer, effective as of May 9, 2025.

Appointment of Principal Operating Officer and Amendment and Restatement of Certain Executive Employment Agreements

On April 18, 2025, the Company and each of R. Christopher Cook and Eric J. Schoen (each, a “Covered Executive”) entered into an amendment and restatement of such Covered Executive’s existing employment agreement (each, an “Amended and Restated Employment Agreement”).

On April 18, 2025, Mr. Cook, previously our Senior Vice President and General Counsel, was appointed Chief Operating and Legal Officer of the Company.

Mr. Cook, 61, served as Senior Vice President and General Counsel since October 2022. He previously served, since 2017, as the Global Head of Litigation and Government Investigations for Alcon, a publicly traded medical device and pharmaceutical company, and before that as the Vice President and division General Counsel for Walmart Central America in San Jose, Costa Rica. Mr. Cook also spent seventeen years at Jones Day, where he was a litigation partner in the firm’s Washington, DC and Chicago offices. Mr. Cook served as an Assistant United States Attorney in Chicago. Mr. Cook earned his BA in English from Emory University and his JD from Harvard Law School.

There are no arrangements or understandings between Mr. Cook and any other persons pursuant to which Mr. Cook’s appointment as Chief Operating and Legal Officer was made. Mr. Cook has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

The Amended and Restated Employment Agreement for Mr. Cook provides for, among other things, a base salary initially set at $475,000, an increase from his previous base salary of $438,000, and an annual bonus at target of 40% of base salary.

The Amended and Restated Employment Agreement for Mr. Schoen provides for, among other things, a base salary that was not changed from his previous base salary and initially set at level effective as of January 1, 2024, as described in the Company’s definitive proxy statement for its 2024 annual meeting, and an annual bonus at target of 40% of base salary.

Pursuant to each Amended and Restated Employment Agreement, if the Covered Executive is terminated without cause or resigns for good reason, he will be entitled to (i) continued payment of his base salary as then in effect through the effective date of his termination from employment, (ii) continued payment of his base salary as then in effect for a period of twelve (12) months following the date of termination and (iii) continued employment benefits through the Company’s medical plan, with premiums paid by the Company, until the earlier of twelve (12) months after termination or the time that he becomes covered under another employer-sponsored medical plan. The foregoing termination benefits are conditioned upon the Covered Executive signing and not revoking an employment separation and release agreement in a form acceptable to the Company.

Except as otherwise specified above, the Amended and Restated Employment Agreements affirm and restate the preexisting terms of employment for each of the Covered Executives and includes other customary covenants, terms and conditions.

The above description of the Amended and Restated Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the text of the respective Amended and Restated Employment Agreements attached hereto as Exhibits 10.2 and 10.3.

Item 7.01.	Regulation FD Disclosure.

On April 21, 2025, the Company issued a press release with respect to certain matters discussed in Item 5.02. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.2*	Amended and Restated Employment Agreement between Cassava Sciences, Inc. and R. Christopher Cook
10.3*	Amended and Restated Employment Agreement between Cassava Sciences, Inc. and Eric J. Schoen
99.1	Press Release issued by Cassava Sciences, Inc. dated April 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASSAVA SCIENCES, INC.
a Delaware corporation

Date: April 21, 2025
	By:	/s/ Eric J. Schoen
Eric J. Schoen
Chief Financial Officer